EXHIBIT 99.1


                             [Big Flower Letterhead]

                              Big Flower Announces
                      Exploration of Strategic Alternatives


New York City (April 20, 1999) - Big Flower Holdings, Inc. (NYSE: BGF) has announced today that its Board of Directors has authorized the exploration of certain strategic alternatives, including a transaction involving part or all of the Company.

There can be no assurance that any strategic alternative will be pursued or that any transaction will be consummated.

Big Flower Holdings, Inc. is a leading advertising and marketing services and solutions company which provides more than 3,000 retail, advertising agency, broadcasting, manufacturing and newspaper customers with highly-targeted, promotional advertising products, services and software. Big Flower specializes in targeted advertising inserts, circulation-building newspaper products, data-driven direct mail and direct marketing services and digital services, including commercial image design and production, and computer-based advertising management systems. For the year ended December 31, 1998, the Company's pro forma revenues were approximately $1.8 billion, including all acquisitions.

     This release contains forward-looking statements that involve risks and uncertainties. Actual events in the future could differ materially from those described in the forward-looking statements as a result of changes affecting the Company's operating businesses, changes in the advertising markets, the financial conditions of the Company's customers, the general condition of the domestic and international economies and financial markets.


For more information:               Nancy S. Murray
                                    Big Flower Holdings, Inc.
                                    212.521.1606
                                    nmurray@bigflower.com




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